ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 18th day of June, 2018 (the “Effective Date”) by and between Symmetry Panoramic Trust (the “Trust”), and SEI Investments Global Funds Services (the “Administrator”) each, a statutory trust formed under the laws of the State of Delaware.
WHEREAS, Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the series portfolios set forth in Schedule I, attached hereto, as the same may be amended from time to time (“Portfolios”), each of which may consist of one or more classes of shares of beneficial interest (“Shares”); and
WHEREAS, Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of Trust on the terms and conditions set forth herein:
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Trust and the Administrator hereby agree as follows:
SECTION 1	DEFINITIONS
1.01	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.
1 02	“Administrator” shall have the meaning given to such term in the preamble of this Agreement.
1.03
“Aggregated Data” refers to aggregated, de-identified and statistical data captured by the Administrator from the performance and operation of the System and Services, including, without limitation, the number of records or accounts in a System, the number and types of transactions processed, the number and types of reports run, the length of time needed for the system to process requests, and system configurations such as hardware, operating systems, internet service providers and mobile networks used by customers to access the Services.

1.04	“Agreement” shall have the meaning given to such term in the preamble of this Agreement.
1.05	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.
1.06
“Conversion” means the processes and activities required to transfer the books and records of Trust from the Trust or its prior administrator, import the Trust’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.07	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.
1.08	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.
1.09	“Gross Negligence” means a conscious, voluntary act or omission in reckless disregard of a legal duty and the rights of, or consequences to, others, and not merely a lack of due care.
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1 10	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.
1.11	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.
1.12	“Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Trust.
1.13	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of Trust.
1.14	“Liquidation” shall have the meaning given to such term in Section 9.02.02 of this Agreement.
1.15	“Live Date” means the date on which Trust is converted onto the Administrator’s system and the Administrator begins calculating Trust’s official net asset values (“NAV”).
1.16
“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in the Trust.

1.17	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.
1 18	“Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.
1.19	“Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.
1.20	“Portfolio” shall have the meaning given to such term in the preamble of this Agreement.
1.21	“Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.
1.22	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.
1.23	“Regulations” shall have the meaning given to such term in Section 12.12 of this Agreement.
1.24	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.
1.25	“Shares” shall have the meaning given to such term in the preamble of this Agreement.
1.26
Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “Trust” shall include, as applicable, a trustee or trustees, or other Person having similar status or performing similar functions, as the case may be, acting on behalf of Trust.

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1.27	“Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.
1.28
“Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of Trust or any advertising, marketing, shareholder communication, or promotional material generated by Trust or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.29	“Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2	APPOINTMENT AND CONTROL
2.01
Services. Trust hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of Trust for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II, which may be amended from time to time in writing by the parties (-Services”). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Trust Materials as they may be amended (provided copies are delivered to the Administrator).

2.02
Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of Trust shall be subject to the overall direction and control of Trust or any Person authorized to act on Trust’s behalf (including, without limitation, Trust’s sponsor and the board of trustees of Trust); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable prospectus, all applicable resolutions and/or directives of Trust’s board of trusteesof which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that a Fund desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, such Fund shall notify the Administrator in advance of such amendment and the parties will work together in good faith to assess the impact of such change on the Administrator’s operations and determine if any additional compensation is due to the Administrator in connection therewith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of Trust and (ii) shall not provide any investment advisory services to Trust, and shall have no liability related to the foregoing.

2.03
Third Parties; Affiliates. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to Trust for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. Trust acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

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2.04
Trust Data. Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to Trust’s Investments as approved by Trust’s auditors, (iv) the terms of any agreement between the Trust or its sponsor and an investor regarding any specialfee or specific fee arrangement or access to portfolio information that may impact or affect the Services, and (v) trade and settlement information from prime brokers and custodians), (vi) information or instructions provided to the Administrator via the Web Access (collectively, “Trust Data”). All Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. Trust shall have an ongoing obligation to promptly update all Trust Data so that such information remains complete and accurate. All Trust Data shall be prepared and maintained, by or on behalf of Trust, in accordance with applicable law, the Trust Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Trust Data and shall have no liability for any loss, damage or expense incurred by Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to Trust Data that is not timely, current, complete and accurate.

2.05
Conversion Plan. Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of the Trust onto the Administrator’s system.

SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRUST
3.01	Trust represents and warrants that:
3.01.01.
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed end delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.
it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.
to the best of its knowledge after due inquiry, no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any

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other relevant regulatory or law enforcement agencies, as applicable to the Fund.
3.01.04.
it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.05.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;
3.01.06.
it has a valid engagement with an independent auditor, custodian ard broker and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

3.01.07.
as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized the issuance of an indefinite number of shares and has elected or will elect to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act;

3.01.08.	if necessary, any shareholder approval of this Agreement has been obtained; and
3.01.09.
it has notified the Administrator of any and all separate agreements between the Trust and any third party that is reasonably likely to have a material impact on the Administrator performance of its obligations pursuant to this Agreement.

3.02	Trust covenants and agrees that:
3.02.01.	it will furnish the Administrator from time to time with complete copies, authenticated or certified, of each of the following:
(a)	Copies of the following documents:
(1)	Copies of Trust’s current Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.
(2)	Trust’s current bylaws and any amendments thereto; and
(3)
Copies of resolutions of the trustees covering the approval of this Agreement, authorization of a specified officer of Trust to execute and deliver this Agreement and authorization for specified officers of Trust to instruct the Administrator.

(b)	A list of all the officers of Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.
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(c)	Copies of all Trust Materials, including the current prospectus and statement of additional information for each Portfolio.
(d)	A list of all issuers the Portfolio’s are restricted from purchasing.
(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) or Trust that are broker-dealers.
(f)	The identity of Trust’s auditors along with contact information.
(g)	The expense budget for each Portfolio for the current fiscal year.
(h)	A list of contact persons (primary, backup and secondary backup) of Trust’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.
(i)	Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.
Trust shall as soon as reasonably practicable provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.
3.02.02.
it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of Trust, including, without limitation, providing the Administrator with all Trust Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.
it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator's performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02 04.
it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3 02.05.
any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

3.02.06.
it shall be solely responsible for its compliance with applicable investment policies, the Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable

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to non-compliance with the Trust Materials, and applicable policies, laws and regulations governing such Trust, its activities or the duties, actions or omissions of the investment manager that it has properly authorized; and
3.02 07.	it will promptly notify the Administrator of updates to its representations and warranties hereunder.
SECTION 4	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR
4 01	The Administrator represents and warrants that:
4.01.01.
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01 02.
it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.
it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.02	The Administrator covenants and agrees that:
4.02.01.
it will make available to the Trust, upon reasonable request in the ordinary course of business, such beaks and records of any Portfolio that are maintained under this Agreement and reasonably available for review, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01
THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR, EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S BAD FAITH, FRAUD,

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GROSS NEGLIGENCE (AS DEFINED HEREIN), WILLFUL MISCONDUCT OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE ADMINISTRATORS AGGREGATE LIABILITY TO THE TRUST WILL BE LIMITED TO MONETARY DAMAGES MUTUALLY AGREED UPON FROM TIME TO TIME IN A SEPARATE WRITING EXECUTED BY THE PARTIES. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Trust or either of its respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Trust Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE TRUST IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02
The Administrator may, from time to time, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”). The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Services are provided on an ‘‘AS IS WITH ALL FAULTS” basis solely for such Trust’s internal use, and as an aid in connection with the receipt of the Services. The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Trusts investors, however the Trust shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.03
Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of Trust; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud,

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Gross Negligence, willful misconduct or criminal misconduct in the performance of the Services; (ii) any violation by Trust or Trust’s sponsor of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Trust Materials or any Trust Data; (iv) any breach by Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of Trust, the Trust’s former administrator, a Special Third Party Vendor, the Trust’s other service providers (such as custodians, prime brokers, transfer agents, investment advisors and sub-advisers); (vi) any pricing error caused by the failure of the Trust’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations, including, but not limited to, returning an investor’s Investment or restricting the payment of redemption proceeds; provided however that the indemnification under this Section 5.03 shall not apply to the extent any such loss, damage or expense is caused by the Administrator’s bad faith. fraud or criminal conduct in the performance of the Services under this Agreement.

5.04
The Administrator may apply to Trust, Trust’s sponsor or any Person acting on Trust’s behalf at any time for instructions and may consult counsel for Trust or Trust’s sponsor or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of Trust until receipt of written notice thereof. To the extent that the Administrator consults with Trust counsel pursuant to this provision, any such expense shall be borne by Trust.

5.05
The Administrator shall have no liability for its reliance on Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the Sponsor) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.06
The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares. Further, Trust assumes full responsibility for the preparation, contents and distribution of its Trust Materials and its compliance with any applicable laws, rules, and regulations.

5.07
The indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. If in any case Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

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5 08
Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If Trust does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.09
THE TRUST AND THE ADMINISTRATOR HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

5.10	The provisions of this Section 5 shall survive the termination of this Agreement.
SECTION 6	VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by brokers and custodians, investment advisors (including. without limitation, the Sponsor), an underlying fund in which the Trust invests, if applicable, or any third-party pricing services selected by the Administrator, the Trust’s investment advisor, sub-adviser or the Trust (collectively hereinafter referred to as the “Pricing Sources”) as reasonably necessary in the performance of the Services. The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Trust’s investment adviser, sub-adviser. or the applicable underlying fund. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source. The Trust shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7	ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.
7.02
Portfolio Expenses. The Trust on behalf of each Portfolio assumes and shall pay or cause to be paid all expenses of a Portfolio not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation, and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; NSCC trading charges; fees and out-of-pocket expenses of trustees; the costs of trustees’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to Trust. Trust shall reimburse the Administrator for its

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reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8	COMPENSATION

8.01
Fees.  The Trust shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, its pro-rata portion of the fees set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein. Trust shall have no right of set-off The fees set forth herein are determined based on the characteristics of the each Portfolio as of the Effective Date. Any material change to the characteristics to a Portfolio may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith. The Trust shall cause each Portfolio to pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Administrator is hereby authorized to, and may, at its option, automatically debit its fees due from the Trust’s portfolio account(s). If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule III. Trust agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the month fee of one and one-half percent (1 1/2%) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

8.02
Adjustment of Fees. Trust acknowledges that from time to time after the four year anniversary of the Effective Date, Administrator may increase all non-asset based Fees upon thirty days written notice to the Trust, in an amount equal to the greater of (a) five percent; or (b) the percentage increase in the Consumer Price Index for All Urban Consumers, Philadelphia-Wilmington-Atlantic City since the Effective Date with respect to the first such increase and since the date of the Immediately preceding increase with respect to all subsequent increases, provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period. Notwithstanding the above, in the event of an increase to Administrator’s costs for Special Third Party Services, Administrator may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by Administrator with respect to such Special Third Party Services.

SECTION 9	DURATION AND TERMINATION

9.01
Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of four years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred eighty days prior to the last day of the then current term to each other party hereto.

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9.02	Termination for Cause.
9.02.01.
This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02 02.
This Agreement may be terminated with respect to a particular Fund by any party giving one hundred eighty days prior notice in writing to the other parties prior to the Liquidation (as hereinafter defined) of such Fund.  For purposes of this Section 9.02.02, the term “Liquidation” shall mean a transaction in which all the assets of a Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in such Fund. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such Liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve such Fund of its obligation to pay the fees set forth on Schedule III for the remainder of the one hundred eighty day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03.
Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, restructuring, re-organization or any other decision involving the Trust or any affiliate (as defined in the 1940 Act) of the Trust that causes it to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date. in connection with the foregoing and prior to the effective date of such deconversion, the deconverting Trust shall pay to the Administrator (1) all fees and other costs as set forth in Schedule III as if the Administrator had continued providing Services until the expiration of the then current term and calculated based upon the assets of the deconverting Trust on the date notice of termination in accordance with this Section was given and (2) all fees and expenses previously waived by the Administrator at any time during the term of the Agreement. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

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9.03	Effect of Termination.
9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto poor to such termination.
9.03.02.
After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall send to Trust, or as it shall direct all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.
In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by Trust, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

9.03.04.
Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from Trust, in addition to the compensation described in Schedule III, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to Trust and/or its designees of Trust’s property, records, instruments and documents.

SECTION 10	CONFLICTS OF INTEREST
10.01
Non-Exclusive. The services of the Administrator rendered to Trust are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to Trust or Person acting on Trust’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:
10.02.01.
an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator

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were not a party to this Agreement; provided. however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;
10.02 02.
an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of Trust;

10.02.03.
an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length, and

10.02.04.
an Interested Party from contracting or entering into any financial, banking or other transaction with Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

SECTION 11	CONFIDENTIALITY
11.01
Confidential Information. The Administrator and Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential information (as hereinafter defined) provided by the Administrator and Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party she not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder; provided, however, that nothing herein shall limit the Administrator’s ability to collect and use Aggregated Data for the purpose of monitoring the performance, operation or security of the Administrator’s systems or monitoring, enhancing and creating new services. For the avoidance of doubt, such Aggregated Data will not reveal or be capable of revealing the identity of a Fund or any investor in a Fund to any third party, other than to the Administrator’s permitted third party contractors who are involved in the compilation of the Aggregated Data. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their

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respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data: trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02
Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03
Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04
Effect of Termination.  Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party. or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Trust that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

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SECTION 12   MISCELLANEOUS PROVISIONS
12.01
Internet Access. Data and information may be made electronically accessible to Trust, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent inany of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by Trust or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02
Independent Contractor.  In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of Trust. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03
Assignment; Binding Effect. Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of Trust’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04
Agreement for Sole Benefit of the Administrator and Trusts. This Agreement is for the sole and exclusive benefit of the Administrator and Trusts and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or Trust or (ii) the Sponsor. The clients or customers of the Administrator or Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

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12.05
Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York or the United States District Courts for the Southern District of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

12.06
Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that. in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07
Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08
Notice. Ali notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of: General Counsel. SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager. Notices to Trust shall be sent to the persons specified in Schedule IV.

12.09
Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals. agreements and understandings between the parties hereto with respect to the subject

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matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.
12.10
Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11
Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12
Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that Trust may rely upon in connection with Trust’s compliance with applicable laws, policies and Regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). Trust and the Administrator agree that Trust shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to Trust under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, Trust acknowledges that the Administrator is authorized to take any action necessary to comply with its obligations pursuant to the Regulations.

12.13
Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation; work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14
Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

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12.15
Non-Solicitation.  During the term of this Agreement and for a period of one year thereafter, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement. If Trust breaches this provision, Trust shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16
Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17
Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.8
Limited Recourse. The Trust has been established with segregated liability between its Portfolios. The Trust and Administrator acknowledge that any amounts due or payable to the Administrator under this Agreement, howsoever arising, will be payable only out of the assets of the Portfolio to which such amounts are attributable, or in the sole discretion of the investment advisor, directly out of the assets of the investment advisor, and in no circumstances will the assets of one Portfolio be used to discharge the liabilities of any other Portfolio of the Trust.

Notwithstanding any other provision of this Agreement, the Administrator’s recourse against the Trust in respect of any claims which may be brought against, suffered or incurred by the Administrator, its permitted delegates, servants or agents shall be limited to the Portfolio established in respect of shares to which the claims relate, and the Administrator shall have no recourse directly to the Trust or any other Portfolio in respect of any such claims or to any assets of the investment advisor. If, following the realization of all of the assets of the relevant Portfolio and subject to the application on such realization proceeds in payment of all claims relating to the relevant Portfolio (if any) and all other liabilities (if any) to the Trust ranking pari passu with or senior to the claims which have recourse to the relevant Portfolio. the claims are not paid in full:

(a)	the amount outstanding in respect of the claims relating to the relevant Portfolio shall be automatically extinguished;
(b)	the Administrator shall have no further right of payment in respect thereof; and
(c)	the Administrator shall not be able to petition for the winding-up of the Trust or the termination of any other Portfolio as a consequence of any such shortfall.
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PROVIDED HOWEVER that sub-clauses (a) and (b) above shall not apply to any assets of any Portfolio that may be subsequently held or recouped by the Portfolio.
12.18
Publicity. Except to the extent required by applicable Law, neither the Administrator nor Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder, provided, however, that if no special prominence is given or particular reference made to Trust over other clients, nothing herein shall prevent the Administrator from (i) placing Trust’s or the Investment Manager’s name and/or company logo(s) (including any registered trademark or service mark) on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include such entities’ name, logo and those services provided to the Trust by the Administrator; (ii) using Trust as reference; or (iii) otherwise orally disclosing that Trust is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if Trust desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld. delayed or conditioned.

12.19
Insurance. Each party hereto shall maintain appropriate insurance coverage with respect to such party’s responsibilities hereunder; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement. Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Trust to serve as an officer of the Trust. the Trust shall maintain professional liability (directors’ & officers’ and errors and omissions) insurance with limits of not less than S5 Million per occurrence (“Officer Insurance Minimum”). The Trust shall provide a certificate of insurance to the Administrator prior to Administrator providing Services to the Fund and annually thereafter upon Administrator’s request. Such certificate of insurance shall contain an agreement by the issuing insurance company that such insurance shall not be materially changed, cancelled or terminated upon less than thirty days prior written notice to Administrator. Directors’ & officers’ insurance shall be acquired only through insurance companies having an A.M. Best rating of A- VIII or better. The trust further releases, assigns and waives any and all rights of recovery against the Administrator and its employees, successors and permitted assigns that the Trust may otherwise have or acquire in or from, or are in any way connected with any loss covered by the Fund’s D&O Liability Insurance or because of deductible clauses in or inadequacy of limits of such policy of insurance. The Trust shall promptly notify the Administrator should its insurance coverage with respect to professional liability be cancelled or fall below the Officer Insurance Minimum. such notification to include the date of cancellation, if applicable.

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   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:	TRUST:
SEI INVESTMENTS GLOBAL FUNDS SERVICES	SYMMETRY PANORAMIC TRUST
By: /s/ John Alshefski	By: /s/ John A. Mooney
Name: John Alshefski	Name: John A. Mooney
Title: Senior Vice President	Title: Trustee

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SCHEDULE I
Portfolios
Symmetry Panoramic US Equity Fund
Symmetry Panoramic International Equity Fund
Symmetry Panoramic Global Equity Fund
Symmetry Panoramic Tax-Managed Global Equity Fund
Symmetry Panoramic US Fixed Income Fund
Symmetry Panoramic Municipal Fixed income Fund
Symmetry Panoramic Global Fixed Income Fund
Symmetry Panoramic Alternatives Fund
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SCHEDULE II

List of Services

Fund Accounting Services
Books and Records Maintenance	Maintain the Funds’ accounting books and records on the fund accounting system.
Fund Reconciliation	Reconcile fund cash, currencies, reclaims and security positions to custodian and prime brokers.
Paid-in Capital Processing	Receive subscription and redemption activity, share balances, and open receivables and payables information from transfer agents and process in the fund accounting system.
Cash Availability Reporting	Calculate fund’s current day available cash and report to Adviser daily.
Trade Capture and Processing
Process trade files received from the Adviser and post trades to the fund accounting system on T+1 (on T for same-day settling trades). Provide technical oversight of trade file processing infrastructure and research and resolve exceptions.

Receivables and Payable Processing	Identify and record the outstanding receivables and payables for all securities held by the Fund.
Income and Expense Processing
Track and verify income and expense accruals and payments. Identify and research accrual changes and modify accruals as required. Calculate and process fund expenses per instructions received from the Trust’s treasurer or other authorized representative. Assist SEI Accounts Payable with expense disbursements to vendors and service providers, Calculate management fees.

Fund Distributions	Calculate and report fund income and capital gains distributions, as frequently as defined in the Fund’s prospectus.
Fund Valuation	Ensure securities held by Fund are priced according to the Fund’s valuation procedures. Calculate net asset value (“NAV) of a Fund and for each class.
Fund Statistical Calculation	Calculate fund distribution yields, expense ratios, average weighted maturity, weighted average life, and duration, as applicable.
Dissemination Services
Disseminate relevant information (e.g., NAV, net assets, shares outstanding, distribution factors, etc.) to client, transfer agency, third-party reporting agencies and other recipients authorized by the client. Transmit NAVs and non-daily distribution factors, as applicable, to NASDAQ.

Client/Adviser/Sub-Adviser Reporting	Provide access to SEI Dashboard so that client can obtain various reports.
Fund Audit Support	Liaise with external fund audit firms and fulfill audit requirements.

Asset Data Services	Processing / reporting at the security level

Security Master Set Up and Maintenance
Establish and maintain security masters within the fund accounting system. Source and validate reference data updates provided by data vendors. Update security masters for equities, fixed income and options/futures with reference data provided by data vendors. Source security reference data and custom attributes from clients for OTC derivative securities.

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Corporate Action / Event Processing
Source vendor data to process mandatory corporate actions. Validate all critical dividend data between primary and secondary sources for listed equities with a held position on ex-date. Calculate entitlements based upon positions as of ex-date. Obtain cost basis allocation data as required. Validate event details Process validated events as of ex-date. Research inquiries submitted in writing by Fund Accounting operations teams. Receive and process voluntary corporate action elections.

Security Valuation
Retrieve, validate and load prices received from vendors to accounting engines. Execute price comparison and movement reviews and identify securities/rates where variance equals or exceeds tolerance levels. Research variances. Confirm accuracy of security prices/rates. Identify and research missing or stale prices using available data sources. Communicate findings to Fund Accounting operations teams.

Fund Administration Services

Tax Services
Tax compliance services including subchapter M related asset diversification tests, qualifying income tests, distribution requirements, federal and state returns preparation and filing, 1099DIV related data distribution to transfer agents and intermediaries, tax related disclosures for financial statement, tax planning and consultation services for fund liquidation, merger and conversion.

Accounting Officer Services	Provide Treasurer that can provide sub-certifications for purposes of Sarbanes-Oxley and Section 32(b) of the 1940 Act.
Fund Investment Guideline Compliance
Provide secondary quantitative portfolio compliance monitoring services. Establish fund investment compliance guidelines per client requirements. Monitor investment guideline compliance on a T+2 post-trade basis daily and deliver exception reports to clients. Conduct quarterly IRS diversification tests. Support client and board reporting requirements. Provide compliance related orientation and training for investment manager personnel as necessary.

Financial Reporting
Monitor and comply with new audit guidance or accounting standards issued by the American Institute of Certified Public Accountants (AICPA) and Financial Accounting Standards Board (FASB). Prepare annual and semi- annual fund financial statements, inclusive of MDFP commentary, and fiscal quarter Schedules of Investments.

Regulatory Reporting
Monitor the Trust’s compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status of as a regulated investment company Conduct ASC 740 monitoring and analysis for financial statement disclosure, if necessary. Prepare and submit required regulatory filings, e.g. N-SAR, N-MFP, N-Q, N-CSR, N-PX, 24F-2. Prepare CEO and CFO certification pursuant to Sarbanes-Oxley requirements. Update detailed disclosure controls 5x/year.

Fund Expense Budgeting	Prepare, monitor, adjust, and deliver fund expense budgets and financial pro formas.

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Regulatory Support Services	>	Review SEC releases affecting financial reporting matters, as requested
	>	Provide sub-certifications for N-Q and N-CSR filings
	>	Assist with answering SEC-related inquiries on financial reporting matters, fund audits, and Sarbanes-Oxley desktop audits
Controls and Procedures Services	>
Establish and maintain disclosure controls and procedures (as defined in Rule 30a-3(c) under the Investment Company Act of 1940) and internal control over financial reporting (as defined in Rule 30a-3(d) under the Investment Company Act of 1940)

	>	Periodically evaluate the effectiveness of Administrator controls and evaluate the effectiveness of other service providers upon reasonable request
Fund Reporting Services

Performance Measurement & Reporting
Calculate time-weighted, net of fee, fund level performance on a daily, monthly, quarterly, YTD, annual and since inception basis vs client specified benchmark. Distribute performance reports to the Adviser.

Third-Party Reporting
Disseminate fund holdings, activity, pricing, performance and other information to client specified third-parties, via FTP or email, on a daily and/or monthly basis. Third-parties include major reporting agencies such as Lipper and Morningstar, transfer agents, interactive voice response systems and websites. Complete surveys for third reporting agencies. Research and resolve data related issues associated with information provided to third parties. Provide ad hoc performance and industry reports to investment manager’s marketing and sales personnel upon request.

Data Transmission Services
Coordinate with fund data recipients to establish FTP sites and credential, establish file polling windows, define and implement technical escalation procedures, Generate, schedule and monitor data files per client specifications. Address client inquiries. Implement changes to transmission protocols.

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Fund Board Support

Board of Trustees Meeting Support
Manage the preparation for and conducting of board of trustees meetings by (i) coordinating with Fund Counsel and Chief Compliance Officer to create an annual regulatory compliance calendar for the Trust, (ii) coordinating board of trustees book production and distribution process, (iii) subject to review and approval by Trust and its counsel, preparing meeting agendas. (iv) preparing the relevant sections of the board of trustees materials required to be prepared by the Administrator, (v) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the trustees or Trust counsel, (vi) attending board of trustees meetings, (vii) prepare standard resolutions to be voted upon by trustees and receive non-standard board resolutions from Fund Counsel, (viii) arrange meeting room for board meetings to be held at Administrator’s premises in Oaks, Pennsylvania, if requested, (ix) arrange telephone conference bridge for meetings, regardless of physical location of meeting, and (x) performing such other board of trustees meeting functions as shall be agreed by the parties in writing.

The Trust shall provide the Administrator with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the board of trustees.

Board Meeting Minutes	Prepare an initial draft of meeting minutes of all quarterly board of trustee meetings, committee meetings, and, if mutually agreed, special meetings for review by Fund Counsel.
Fund Policies	Maintain electronic record of all Trust policies and procedures provided to Administrator (as part of board materials or otherwise).
Trustee Payment	Arrange for payment of Board compensation - retainer and per meeting

Fund Regulatory Support

Filing and Printing of Trust Materials	Coordinate with Trust’s counsel on filing of Trust’s registration statements and proxy statements, and coordinate printing and delivery of Trust’s prospectuses and proxy statements
Legal Counsel Liaison	Act as liaison to legal counsel to Trust and, where applicable, to legal counsel to Trust’s independent trustees
Contract Administration
Coordinate with Trust counsel in the preparation, review and execution of contracts between Trust and third parties, such as Trust’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers

Regulatory Examinations
Assist Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust’s legal counsel in responding to any non-routine regulatory matters with respect to such matters

Blue Sky	Coordinate as necessary the registration or qualification of Shares with appropriate state securities authorities
Fidelity Bond	Coordinate filing of fidelity bond on behalf of Trust in accordance with requirements of SEC Rule 17g-1 of the Investment Company Act of 1940

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N-PORT and N-GEN Support Services

Project Management Services	The Administrator will:
	●	Establish key deliverables and timelines
	●	Establish and maintain project plan
	●	Communicate project status and escalate deadlines “at risk”
	●	Coordinate the operations units between Administrator and the Trust

In furtherance of the foregoing, the Trust will:
	●	Participate in planning and coordination activities
	●	Communicate key deliverables and timelines internally
	●	Provide information requested per target dates established in the project plan
Implementation Services	The Administrator will:
	●	Define regulatory reporting platform and operational support requirements
	●	Complete implementation activities that support the established services
	●	Coordinate Trust on-boarding with internal Administrator teams
	●	Define and communicate N-PORT data feed requirements to Trust and to applicable third party firms
	●	Establish and test automated file transmissions with the Trust and with applicable third party firms
In furtherance of the foregoing, the Trust will:
	●	Confirm business scope and notify Administrator of any opened or closed funds
	●	Establish automated N-PORT data feeds per Administrator requirements
	●	Notify Administrator prior to any contemplated changes in the N-PORT automated data file format, timing, delivery or content of information
	●	Escalate data file issues with third party firms per Administrator’s request as required
	●	Provide a daily operations contact person to whom Administrator should direct queries
On-boarding Services	The Administrator will:
	●	Load all data files into regulatory reporting platform
	●	Validate initial data feeds provided by Trust and by applicable third party firms.
	●	Communicate required modifications to appropriate parties In furtherance of the foregoing, the Trust will:
In furtherance of the forgoing, the Trust will:
	●	Notify Administrator of any opened funds within 60 days of first required filing
	●	Notify Administrator of any closed funds within 60 days of final required filing
	●	Provide modified/ additional data via automated file feeds as instructed by Administrator
	●	Escalate data file issues with third party firms per Administrator’s request as required

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Survey Management Services	The Administrator will:
	●	Provide comprehensive N-CEN survey to Trust annually
	●	Receive completed N-CEN survey from Trust
	●	Load N-CEN survey data into regulatory reporting platform
In furtherance of the foregoing, the Trust will:
	●	Review and complete N-CEN survey based on current business scenarios
	●	Return verified N-CEN survey to Administrator per agreed upon timeframe
Data Aggregation Services	The Administrator will:
	●	Receive electronic N-PORT data flies from Trust and from applicable third party firms in accordance with TBD monthly timelines
	●	If files are not received per defined timeframes, contact Trust or applicable third party firms to investigate and resolve
	●	Send holdings files to third party market data providers as required
	●	Load all N-PORT data files into regulatory reporting platform
In furtherance of the foregoing, the Trust will:
	●	Research and resolve data file issues in a timely manner
	●	Escalate data file issues with third party firms per Administrator’s request as required
Data Management Services	The Administrator will:
	●	Review data loads for completion
	●	Research and resolve data load exceptions
	●	Populate Form N-PORT with data received via electronic data files
	●	Populate Form N-CEN with data provided on N-CEN survey
In furtherance of the foregoing, the Trust will:
	●	Research and resolve data file issues in a timely manner
	●	Escalate data file issues with third party firms per Administrator’s request as required
Processing Services	The Administrator will:
	●	Execute N-PORT and N-CEN data validation checks to confirm completeness and reasonableness of form data
	●	Research and resolve data exceptions
	●	Prepare draft Forms N-PORT and N-CEN for submission to the SEC
	●	Provide draft Forms to client for review and approval
	●	Modify Forms as directed by Trust
	●	File approved Form N-PORT with the SEC in structured data (XML) format within 30 days of previous month end
	●	File approved Form N-CEN with the SEC in structured data (XML) format within 30 days of Fund’s fiscal year end
In furtherance of the foregoing, the Trust will:
	●	Upon request and in a timely manner, answer all questions related to Form N-PORT and Form N-CEN data exceptions
	●	Review draft Forms N-PORT and N-CEN for accuracy
	●	Instruct Administrator to modify Forms N-PORT and/or N-CEN as necessary
	●	Approve Forms N-PORT and N-CEN for filing with SEC
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Maintenance Services	The Administrator will:
	●	Maintain core regulatory reporting platform
	●	For static N-CEN data elements, ensure that values are carried over in the regulatory reporting platform from year to year
In furtherance of the foregoing, the Trust will:
	●	Update N-PORT data templates as required by Administrator
	●	Update and validate N-CEN survey responses on an annual basis

***

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SCHEDULE III

Schedule of Fees

SCHEDULE IV

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT

Name of Party or Parties:	Symmetry Partners, LLC

Name of Contact:	John A. Mooney

Address:	151 National Drive Glastonbury, CT 06033

Telephone No.:	860-734-2075

Facsimile No.:	860-734-2003

Email Address.	jmooney@symmetrypartners.com

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